Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Media Inquiries:
July 29, 2004		Dorothy Brown Smith
Vice President, Corporate
Communication
(717) 396-5696

Investor Inquiries:
Karen Wallace
Assistant Treasurer
Investor Relations
(717) 396-6290

ARMSTRONG REPORTS SECOND QUARTER 2004 RESULTS

LANCASTER, Pa. July 29, 2004 — Armstrong Holdings, Inc. (OTCBB: ACKHQ) today reported second quarter 2004 net sales of $903.5 million, a 9.3% increase over second quarter net sales of $826.9 million in 2003. Excluding the favorable effects of foreign exchange rates of $16.5 million, consolidated net sales increased by 7.1%. Sales increased in all regions of the world and in most operating segments. The improvement in sales was due to higher prices in North America and to generally improved demand for Armstrong’s products throughout the world.

Operating income of $3.6 million was recorded for the second quarter of 2004 compared to an operating loss of $33.4 million in the second quarter of 2003. 2004 results include a non-cash charge of $60.0 million to reflect a goodwill impairment loss related to the European resilient flooring reporting unit. In the second quarter of 2003, a non-cash charge of $73.0 was recorded related to management’s updated assessment of probable asbestos-related insurance asset recoveries. Excluding these non-cash charges results in an adjusted operating income of $63.6 million in 2004 compared to an adjusted operating income of $39.6 million in 2003, an increase of 60.6%. The improvement in operating income is primarily due to higher U.S. selling prices, improved volume, and the savings associated with 2003 cost reduction initiatives. These improvements were partially offset by higher raw material costs, particularly lumber and PVC, as well as higher selling, general, and administrative expenses.

Segment Highlights

Resilient Flooring net sales were $321.9 million in the second quarter of 2004 and $308.3 million in the second quarter of 2003. 2004 sales compared to 2003 were favorably impacted by $5.6 million from the translation effect of the changes in foreign exchange rates. An operating loss of $39.5 million was recorded for the quarter. In the second quarter of 2004, a non-cash charge of $60.0 million was recorded for a goodwill impairment loss related to the European resilient flooring reporting unit. Excluding the $60.0 million charge, operating income increased from $19.1 million in 2003 to $20.5 million in the second quarter of 2004 as improvements in sales volume and the benefits from cost reduction initiatives more than offset increased raw material costs.

Wood Flooring net sales of $214.1 million in the second quarter of 2004 increased 17.9% from $181.6 million in the prior year. This increase was primarily driven by improved selling prices and higher sales volume. Operating income of $21.1 million in the second quarter of 2004 compared to $5.7 million in the second quarter of 2003. The increase in operating income was primarily attributable to higher prices, sales volume gains and lower manufacturing overhead costs, partially offset by higher lumber prices.

Textiles and Sports Flooring net sales of $65.1 million decreased in the second quarter of 2004 compared to $67.1 million in the second quarter of 2003. Excluding the favorable effects of foreign exchange rates of $4.2 million, net sales decreased 8.7%. An operating loss of $1.7 million in the second quarter of 2004 was incurred compared to an operating loss of $3.1 million in the second quarter of 2003. The decreased loss was due to reduced manufacturing expenses, lower raw material costs and the effects of selling price increases partially offset by the impact of sales volume declines.

Building Products net sales of $247.3 million in the second quarter of 2004 increased from $216.7 million in the prior year. Excluding the favorable effects of foreign exchange rates of $6.8 million, sales increased by 10.6%, primarily due to higher sales volume and higher selling prices. In 2004, operating income increased to $38.4 million in 2004, from $27.8 million in the second quarter of 2003. This increase resulted from increased sales, improved production efficiencies and higher equity earnings from the WAVE joint venture. These gains were partially offset by higher raw material and energy costs and wage and salary increases.

Cabinets net sales in the second quarter of 2004 of $55.1 million increased from $53.2 million in 2003 due primarily to price increases and sales of higher priced products. Operating income of $1.5 million in 2004 improved by $3.9 million from a 2003 operating loss of $2.4 million. The improvement in operating income was primarily due to the increased sales and reduced manufacturing costs, partially offset by higher employee bonus accruals.

Year-to-Date Results

For the six-month period ending June 30, 2004, net sales were $1,748.5 million, an increase of 9.2% from the $1,601.8 million reported for the first six months of 2003. Increases were reported for all segments except Textiles and Sports Flooring. Excluding the favorable effects of foreign exchange rates of $51.2 million, consolidated net sales increased 5.8%.

Operating income in the first half of 2004 was $45.2 million. This compares to an operating loss of $22.1 million for the first six months of 2003. The improvement in operating income was due to higher prices and increased volume as well as savings from 2003 cost reduction initiatives. Partially offsetting these gains were increased raw material and salary and wage costs.

More details on the Company’s performance can be found in its Form 10-Q, filed with the SEC today. References to performance excluding the effects of foreign exchange are non-GAAP measures. Management believes that this information improves the comparability of business performance by excluding the impacts of changes in foreign exchange rates when translating comparable foreign currency amounts.

Armstrong Holdings, Inc. is the parent company of Armstrong World Industries, Inc., a global leader in the design and manufacture of flooring, ceilings and cabinets. In 2003, Armstrong’s net sales totaled more than $3 billion. Based in Lancaster, PA, Armstrong has 44 plants in 12 countries and approximately 15,300 employees worldwide. More information about Armstrong is available on the Internet at www.armstrong.com.

These materials contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements provide our expectations or forecasts of future events. Actual results could differ materially as a result of known and unknown risks and uncertainties and other factors, including: the outcome of Armstrong World Industries Inc.’s (“AWI”) Chapter 11 case; our ability to maintain financial liquidity; AWI’s asbestos-related liability and any other litigation; variations in raw material and energy costs; our success in achieving manufacturing efficiencies and price increases; our success in introducing new products; product and price competition caused by factors such as worldwide excess industry capacity; interest, foreign exchange and effective tax rates; success in achieving integration of and synergies from our acquisitions; greater than expected working capital requirements; business combinations among competitors and suppliers; the strength of domestic and foreign end-use markets; effects on international operations from changes in intellectual property protection and trade regulations; and other risks, uncertainties and factors disclosed in our and AWI’s most recent reports on Forms 10-K, 10-Q and 8-K filed with the SEC. We undertake no obligation to update any forward-looking statement.

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FINANCIAL HIGHLIGHTS

Armstrong Holdings, Inc., and Subsidiaries

(amounts in millions, except for per-share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net sales	$903.5	$826.9	$1,748.5	$1,601.8
Cost of goods sold	687.1	646.5	1,347.5	1,254.9
Selling, general and administrative expenses	162.3	146.0	309.9	303.3
Charge for asbestos liability, net	—	73.0	—	73.0
Goodwill impairment	60.0	—	60.0	—
Restructuring and reorganization charges, net	1.1	0.9	3.1	4.1
Equity (earnings) from affiliates, net	(10.6)	(6.1)	(17.2)	(11.4)

Operating income/(loss)	3.6	(33.4)	45.2	(22.1)
Interest expense (unrecorded contractual interest of $21.7, $25.0, $43.4, $49.8)	2.2	2.6	4.4	5.4
Other non-operating expense	1.6	1.2	3.5	2.5
Other non-operating (income)	(1.1)	(0.9)	(2.3)	(1.7)
Chapter 11 reorganization costs, net	1.8	5.9	4.3	9.9

Earnings/(loss) before income taxes	(0.9)	(42.2)	35.3	(38.2)
Income tax expense/(benefit)	13.6	(7.9)	30.2	(5.8)

Net earnings/(loss)	$(14.5)	$(34.3)	$5.1	$(32.4)

Net earnings/(loss) per share of common stock:
Basic	$(0.36)	$(0.85)	$0.13	$(0.80)
Diluted	$(0.36)	$(0.85)	$0.13	$(0.80)
Average number of common shares outstanding:
Basic	40.5	40.5	40.5	40.5
Diluted	40.7	40.7	40.7	40.7

SEGMENT RESULTS

Armstrong Holdings, Inc., and Subsidiaries

(amounts in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net sales:
Resilient Flooring	$321.9	$308.3	$626.0	$595.0
Wood Flooring	214.1	181.6	411.5	348.8
Textiles and Sports Flooring	65.1	67.1	127.4	129.1
Building Products	247.3	216.7	477.3	423.8
Cabinets	55.1	53.2	106.3	105.1

Total Net Sales	$903.5	$826.9	$1,748.5	$1,601.8

Operating income (loss):
Resilient Flooring	$(39.5)	$19.1	$(23.4)	$36.7
Wood Flooring	21.1	5.7	31.4	7.9
Textiles and Sports Flooring	(1.7)	(3.1)	(3.6)	(9.1)
Building Products	38.4	27.8	66.3	45.6
Cabinets	1.5	(2.4)	2.1	(6.0)
All Other	0.8	0.5	1.3	0.9
Unallocated Corporate (expense)	(17.0)	(81.0)	(28.9)	(98.1)

Total Operating Income (loss)	$3.6	$(33.4)	$45.2	$(22.1)

Selected Balance Sheet Information

(amounts in millions)

	June 30, 2004	December 31, 2003
Assets:
Current assets	$1,460.5	$1,358.8
Property, plant and equipment, net	1,224.3	1,267.3
Other noncurrent assets	1,977.9	2,021.7

Total assets	$4,662.7	$4,647.8

Liabilities and shareholders’ equity:
Current liabilities	$432.6	$415.5
Liabilities subject to compromise	4,862.1	4,858.5
Other noncurrent liabilities	698.5	704.0
Shareholders’ deficit	(1,330.5)	(1,330.2)

Total liabilities and shareholders’ equity	$4,662.7	$4,647.8

Selected Cash Flow Information (amounts in millions)

	Six Months Ended June 30,
	2004	2003
Net earnings/(loss)	$5.1	$(32.4)
Other adjustments to reconcile net earnings/(loss) to net cash provided by (used for) operating activities	119.5	108.3
Changes in operating assets and liabilities, net	(85.9)	(108.5)

Net cash provided by (used for) operating activities	38.7	(32.6)
Net cash (used for) investing activities	(37.4)	(30.8)
Net cash provided by (used for) financing activities	9.6	(1.9)
Effect of exchange rate changes on cash and cash equivalents	(0.9)	4.2

Net increase/(decrease) in cash and cash equivalents	10.0	(61.1)
Cash and cash equivalents, beginning of year	484.3	380.0

Cash and cash equivalents, end of period	$494.3	$318.9